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                                                                     Exhibit p-2


                     PACIFIC CENTURY FINANCIAL CORPORATION

                             PACIFIC CENTURY TRUST

                                 CODE OF ETHICS

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
                                  Table of Contents
      Introduction...................................................................1

I.    Legal and Regulatory Compliance

      1.   Bank Bribery Act..........................................................3
      2.   Antitrust and Bank Anti-Tying Laws and Regulations........................4
      3.   Securities Trading on Inside Information..................................4
      4.   Advice in Legal or Tax Matters............................................6
      5.   Dealing With Government Officials, Regulators,
           Examiners, and Auditors...................................................6
      6.   Responding to Inquiries of Accountants, Auditors and Examiners............7
      7.   Other Laws and Regulations................................................7
      8.   Recordkeeping and Accounting Responsibilities.............................7

II.   Avoiding Conflicts of Interest

      9.   Personal Financial Involvement in Extending Credit........................8
      10.  Processing Bank Transactions with the Company.............................8
      11.  Signing on Customer Accounts..............................................8
      12.  Personal Fees or Commissions..............................................8
      13.  Transactions Involving Company-Owned or Fiduciary Property................9
      14.  Avoiding Preferential Treatment...........................................9
      15.  Benefits Under Wills or Trusts............................................9
      16.  Awarding Orders, Contracts and Commitments................................9
      17.  Gifts to Customers........................................................9
      18.  Gifts to Supervisors......................................................9

III.  Using Confidential Information Properly

      19.  Protection of Confidential Relationships.................................10
      20.  Disclosure of Information on Company Business Opportunities..............10
      21.  Protection of Confidential Internal Information..........................10
      22.  Protection of Staff Member Information...................................10

IV.   Conducting Company Business Properly

      23.  Relationships with Competitors...........................................11
      24.  Solicitation or Distribution of Literature...............................11
      25.  Use of Company Letterhead................................................11
      26.  Electronic Communications................................................11
      27.  Clearance of Statements before Public Release and Use of Company Name....12

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
V.    Conducting Outside Activities Properly

      28.  Outside Employment.......................................................13
      29.  Investment in Business of Customers, Suppliers or Competitors............13
      30.  Directorship on Boards of For-Profit Companies and
           Involvement in Non-Profit Organizations..................................13
      31.  Political Contributions and Activities...................................13
      32.  Participation in Public Office or on Public Boards.......................14

VI.   Handling Your Finances Properly

      33.  Personal Borrowing and Lending...........................................15
      34.  Margin Accounts..........................................................15
      35.  Meeting Your Financial Obligations.......................................15

VII.  Dealing With Other/Staff Members

      36.  Staff Member Relations...................................................16
      37.  Equal Employment Opportunity and Affirmative Action......................16

VIII. Appendices

      A.   Guidelines for Appropriate Conduct.......................................17
      B.   Administration of the Code - Reporting Violations,
               Investigations and Disciplinary Action...............................18
      C.   Numbers to Call..........................................................18
      D.   Acknowledgment of Receipt

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                           Code of Ethics and Conduct

                                  Introduction

This Code of Ethics and Conduct applies to all staff members of the Pacific Century Financial Corporation and its affiliates and subsidiaries (the "Company"), in all Company locations.

We strive to fully serve our customers' changing financial services needs, while at the same time meeting the highest ethical standards. We depend upon the talents and efforts of our staff members for our success, and our reputation for honesty, integrity and safety is the sum of the personal reputations of our individual staff members. We all have worked hard over the years to establish our reputation for honesty and ethical conduct, and we must protect against any actions or conduct that could even potentially damage that reputation. To that end you are expected to:

     o Comply fully with all applicable laws and regulations and to seek legal advice or interpretations whenever necessary to ensure compliance.

     o Manage your personal and business affairs to avoid any conflict of interest (or even the appearance of conflict of interest). Conflicts of interest that do occur must be resolved so as to avoid embarrassment or liability on the part of the Company.

     o    Use confidential information properly.

     o Conduct business on behalf of the Company in a manner that protects its property and furthers its interests without exposing the Company to undue risks.

     o Conduct your outside activities in a way that does not compromise you or the Company.

     o Handle your personal finances and other financial transactions properly.

     o Treat Company staff members, customers and others with whom you have dealings fairly and with respect.

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We have established this Code to give you general guidance on ethical issues and on appropriate conduct. Where the correct course of action is doubtful, you should not rely solely on your own judgment or interpretation of the Code, but should discuss the matter your supervisor, Senior Manager or the Human Resources Division. If you fully and timely disclose the facts to your supervisor or other appropriate manager and obtain prior approval of your actions you will usually have complied with the Code. If you are a supervisor, you must also ensure that those you supervise consistently adhere to this Code in letter and in spirit. ACTIONS OR CONDUCT IN VIOLATION OF THE CODE MAY RESULT IN DISCIPLINARY ACTION UP TO AND INCLUDING IMMEDIATE TERMINATION FROM EMPLOYMENT.

The term "family" as used in this Code includes your spouse and your or your spouse's children, parents, siblings, grandparents, uncles, aunts, nephews, nieces, and cousins. The term "immediate family" means your spouse, your or your spouse's children, parents, and siblings and any person residing in your household.

The term "Senior Manager" means a Senior Vice President or higher officer.

The term "supplier" includes any vendor, contractor, consultant or other third-party provider of goods or services to the Company.

The term "SPM" refers to the Company's Standard Procedures Manuals.

The term "Managing Committee" as used in this Code is comprised of the Chairman and CEO, the President, and the Vice Chairs of the Company.

You must certify that you have received and read a copy of the Code and will abide by its provisions at all times. You must also certify that you are currently in compliance with the Code and that you are not aware of any present or anticipated conflicts of interest. If there is any conflict, you must report the conflict in writing to your supervisor or Senior Manager.

THIS CODE REFLECTS CURRENT COMPANY POLICIES AND PRACTICES AND IS NOT INTENDED TO CREATE OR CONFER CONTRACTUAL RIGHTS OR TO MODIFY YOUR AT-WILL EMPLOYMENT STATUS. AS AN AT-WILL STAFF MEMBER, EITHER YOU OR THE COMPANY MAY TERMINATE YOUR EMPLOYMENT AT ANY TIME, WITH OR WITHOUT CAUSE OR REASON AND WITH OR WITHOUT NOTICE. THE COMPANY HAS THE RIGHT TO CHANGE THIS CODE FROM TIME TO TIME AND WILL INFORM YOU OF SUCH CHANGES. HOWEVER, ANY CHANGES MUST HAVE THE WRITTEN APPROVAL OF THE MANAGING COMMITTEE.

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                       I. LEGAL AND REGULATORY COMPLIANCE

1.   BANK BRIBERY ACT

     GENERAL PROHIBITION. The Bank Bribery Act prohibits you from (1) soliciting for yourself or for another anything of value from anyone in return for any business, service or confidential information of the Company or (2) accepting anything of value from anyone in connection with the business of the Company either before or after a transaction is discussed or consummated. The Act prohibits gifts given, offered, solicited or accepted corruptly and with the intent to influence or be influenced. Ultimately you cannot be certain as to another's intention in offering or making a gift. Nor can you know how a court would later judge your own intentions. Consequently you must exercise great caution in accepting any gift or gratuity. In no case should you accept a gift that places you under a feeling of obligation.

     VIOLATION. A gift over $100, if given, offered, solicited or accepted with corrupt intent is a felony subject to a fine of $1 million or three times the amount of the gift, whichever is greater, and thirty years imprisonment. Even a gift not exceeding $100, if given, offered, solicited or accepted with corrupt intent, is a misdemeanor subject to a fine of $1,000 and one year imprisonment.

     EXCEPTIONS PROVIDED FOR UNDER REGULATORY GUIDELINES. You may of course accept bona fide salary, wages, fees or other compensation paid, or expenses paid or reimbursed, in the usual course of business by the Company. In addition, you may accept certain gifts of reasonable value if it is clear from the circumstances that the giver is not trying to corruptly influence a Company transaction. Examples of gifts that you may accept are:

     o meals, refreshments, entertainment, accommodations or travel arrangements (all of reasonable value) in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions or to foster better business relations, provided that the Company would have paid the expense as a reasonable business expense if not paid for by the other party. The reasonable value of this amenity may not exceed $100;

     o advertising or promotional material of reasonable value such as pens, pencils, note pads, key chains, calendars and similar items. The reasonable value of this type of gift may not exceed $10;

     o discounts or rebates on merchandise or services that do not exceed those available to other customers; and

     o gifts related to commonly recognized events or occasions such as a promotion, new job, wedding, retirement, holiday or birthday. The reasonable value of this type of gift may not exceed $50; and

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     o    charitable, educational or religious organization awards for recognition of service and accomplishment. The reasonable value of this type of gift may not exceed $50.

     Cash gifts are NOT to be accepted under any circumstances. (You may accept a gift certificate not redeemable for cash provided it falls into one of the above exceptions.)

     CASE BY CASE EXCEPTIONS. If you are offered or receive anything of value not authorized by this Code, you must obtain the written approval of its acceptance from your Senior Manager on the basis of a full written disclosure of:

     o    the name and relationship of the person offering the gift;

     o    the nature of the gift;

     o    the value of the gift;

     o    the circumstances surrounding the offer; and

     o    any other facts that may be relevant.

2.   ANTITRUST AND BANK ANTI-TYING LAWS AND REGULATIONS

     You may not discuss, settle or control prices, rates, trade practices, or costs with competitors or engage in any other activities prohibited by antitrust laws. Subject to certain limited exceptions, you may not offer credit, property or other services or vary the compensation involved on the condition or requirement that the customer:

     o    enter into a business relationship with another company;

     o provide some unrelated or unusual credit, property or service to the Company; or

     o    refrain from dealing with another financial institution.

     Except where traditional loan, discount, deposit or trust services are involved, and again subject to certain limited regulatory exceptions, you may not provide a banking product or service to a customer on the condition or requirement that the customer obtain some additional product or service from the Company. For a detailed treatment of anti-tying issues, refer to SPM, GS45-07.

3.   SECURITIES TRADING POLICY

     Trading in any securities issued by the Company or the Company's customers may involve securities laws implications that have serious consequences. The Company has adopted a Securities Trading Policy in order to prevent violations of securities laws by staff members.

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     A.   RULE 10b-5 LIABILITY

          Rule 10b-5 of the Securities Exchange Act of 1934 establishes liabilities for damages if a person buys or sells securities of the Company or any other publicly-traded company on the basis of material information (either favorable or unfavorable) that has not been made available to the public. Material information is any information that a reasonable investor would consider important in deciding whether to buy, sell, or not engage in any activity regarding publicly-traded securities. Information is material if it is likely to have a significant effect on the price of the securities in question.

     B.   POLICY

          If you have material information that has not been made available to the public, neither you nor any immediate family member may buy or sell securities or engage in any other action to take advantage of, or pass on to others, that information.

          o TIPPING INFORMATION TO OTHERS. You must not "tip" others to the existence of material nonpublic information. Both the "tipper" and the "tippee" may be liable under Rule 10b-5 for damages to ALL persons who traded in Company securities during the period such information was not public, regardless of whether either benefited or profited. As a result, if you are aware of material information that has not been made available to the public, you must not trade or inform others of such information until such information is public.

          o WHEN INFORMATION IS PUBLIC. You must not trade any Company securities immediately after the Company has made the material information available to the public. You should refrain from trading Company securities until the information has been adequately circulated to the public and investors have had a chance to evaluate it. As a general rule, you should not engage in any transaction until the third business day after the information has been made public.

          o TRANSACTIONS BY FAMILY MEMBERS. These restrictions also apply to immediate family members and others living in your household. As a result, you are responsible for compliance by those persons.

          o OTHER COMPANIES. This policy also applies to national information relating to any other companies, including our customers, obtained in the course of your employment at the Company.

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     C.   CONSEQUENCES OF VIOLATION OF SECURITIES LAWS

          The consequences of insider trading violations are serious. For individuals who trade on material information that has not been made available to the public or tip such information to others, the federal-law penalties alone may include:

          o a civil penalty of up to three times the profit gained or the loss avoided;

          o a criminal fine (no matter how small the profit) of up to $1 million;

          o    a jail term of up to ten years; or

          o    all three of the above.

     D.   SUMMARY

          You must strictly follow this policy and avoid improper securities transactions. The penalties that may be imposed for illegal trading are staggering, and the harm to reputation that may result is not reparable. Any questions regarding the appropriateness of securities transactions, should be directed to your attorney or to the Company's Corporate Secretary prior to making any purchase or sale of Company securities.

4.   ADVICE IN LEGAL OR TAX MATTERS

     The practice of law is confined to licensed attorneys. You may not under any circumstances give legal advice to customers and you should avoid making any statements that could be interpreted as giving legal advice. The Company's attorneys are employed to render service to the Company and should not be asked to provide personal advice to staff members, customers or others. You may not under any circumstances give tax advice to customers, unless you are a Pacific Century Trust staff member providing tax planning and preparation services incidental to fiduciary services or a Pacific Century Investment Services staff member providing tax advice incidental to investment or brokerage services.

5.   DEALING WITH GOVERNMENT OFFICIALS, REGULATORS, EXAMINERS AND AUDITORS

     Customer relationships with persons holding political or governmental office, regulators examiners and auditors must be established and maintained in strict adherence to applicable laws and regulations. You may not grant to such persons preferred rates, terms or conditions or other accommodations not otherwise generally available. Further, as a matter of federal law, you may not make any loan or give any gratuity to any government official who examines or has authority to examine the Company.

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6.   RESPONDING TO INQUIRIES OF ACCOUNTANTS, AUDITORS AND EXAMINERS

     You must fully cooperate with the Company's auditors and accountants and government examiners. You must answer their questions completely and truthfully and withhold no adverse information. Questions regarding requests should be referred to your supervisor or to Pacific Century Compliance Department, or if the question is of a legal nature, to the Legal Division.

7.   OTHER LAWS AND REGULATIONS

     The myriad laws and regulations to which the Company is subject are too numerous to specify in this Code. They include state and federal laws and regulations and the laws and regulations of other host countries in which the Company does business. They include laws of general application such as criminal laws, employment laws, tax laws, copyright laws, etc. They also include laws applicable only to the Company's financial institution subsidiaries such as fair lending laws, the Bank Secrecy Act, etc. Guidance on routine compliance is generally available from your supervisor or from the SPM. Guidance is also available from Pacific Century Compliance Department and the Legal Division.

8.   RECORDKEEPING AND ACCOUNTING RESPONSIBILITIES

     You are expected to accurately record all transactions you handle involving the assets and liabilities of the Company or customer accounts in accordance with the Company's established cash handling procedures and accounting and internal control systems, so as to insure the integrity of customer records and the Company's financial statements. No undisclosed funds or accounts shall be established for any purpose.

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                       II. AVOIDING CONFLICTS OF INTEREST


9.   PERSONAL FINANCIAL INVOLVEMENT IN EXTENDING CREDIT

     o You may not participate in any aspect of an extension of credit by the Company to yourself or a member of your family. The Company does not as a matter of policy extend credit to a customer if proceeds are to be given or loaned to you or a member of your family; or used to repay a debt owed to you or a member of your family.

     o Unless first approved by your Senior Manager, the Company will not extend credit to a customer to finance the purchase of real or personal property from you or a member of your family or to a company in which you or a member of your family has an interest as a director, officer, controlling person or partner.

     o You may not loan your personal funds to customers or to suppliers you deal with on behalf of the Company.

10.  PROCESSING PERSONAL TRANSACTIONS WITH THE COMPANY

     You may not personally process any transaction on your own Company accounts or the Company accounts of members of your family. To protect yourself in the event of a cash shortage or account discrepancy and to avoid even the appearance of impropriety, refer such transactions to another staff member for processing.

11.  SIGNING ON CUSTOMER ACCOUNTS

     You may not sign on customer accounts, act as agent or co-lessee of customer safe deposit boxes or otherwise represent customers. Exceptions:
     You may sign where you act in an ownership capacity or where you act on the basis of a close family relationship. Where permitted by law or by written agreement, Pacific Century Trust staff members may sign on customers' accounts in the course of providing fiduciary services. Where customary and permitted by law, authorized by the customer and approved by the Manager of International Banking Division, overseas branch staff members may sign on customer accounts for the purpose of facilitating accounts receivable financing arrangements.

12.  PERSONAL FEES OR COMMISSIONS

     You may not accept personal fees or commissions from persons outside the Company in connection with Company transactions.

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13.  TRANSACTIONS INVOLVING COMPANY-OWNED OR FIDUCIARY PROPERTY

     Neither you nor a member of your immediate family may purchase Company property, including property acquired through repossession or in settlement of debt, unless the purchase is first approved by your Senior Manager or unless the purchase is court-approved or court-confirmed. Neither you nor a member of your immediate family may purchase or borrow any assets from or sell any assets to any estate, trust or other fiduciary account administered by the Company, except as permitted by laws or regulations governing such transactions.

14.  AVOIDING PREFERENTIAL TREATMENT

     You may not act for the Company in any transaction involving persons or firms in which you or your family has any significant financial interest. Further, you must not give or appear to give preferential treatment on the basis of personal friendship.

15.  BENEFITS UNDER WILLS OR TRUSTS

     You may not accept from a customer or supplier (other than a member of your family) a bequest, legacy or benefit or interest in property under a trust.

16.  AWARDING ORDERS, CONTRACTS AND COMMITMENTS

     If you are responsible for recommending or approving purchases of goods or services for the Company, you must deal with suppliers without favoritism. Although you may consider a supplier's account relationship, your purchasing activities should nevertheless be on the basis of merit. You may not act in any transaction involving a supplier in which you or a member of your family has an interest. Refer such transactions to your supervisor after fully disclosing the situation.

17.  GIFTS TO CUSTOMERS

     Where permitted by local law or regulation, gifts of nominal value to customers or prospective customers given without any intent to influence a transaction with the Company may be approved as follows:
     o    not to exceed $25 by a branch or department manager;
     o    not to exceed $50 by a Regional Manager;
     o    not to exceed $100 by a Senior Manager; and
     o    not to exceed $200 by a member of the Managing Committee.

18.  GIFTS TO SUPERVISORS

     If you are a supervisor, you may not accept gifts that exceed $25 in value from anyone you supervise during any twelve-month period.

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                  III. USING CONFIDENTIAL INFORMATION PROPERLY

19.  PROTECTION OF CONFIDENTIAL RELATIONSHIPS

     You must protect our confidential relationships with our customers at all times. THIS IS A FUNDAMENTAL PRINCIPLE OF THE FINANCIAL SERVICES BUSINESS. All information concerning a customer's account balances, management, customer lists, business plans, forecasts, decisions, problems, financial condition, or any other confidential matters must be protected. Such information may be shared within the Company or with its examiners, regulators, attorneys, accountants, auditors or other agents only on a strict "need to know" basis. Confidential customer information may not be released to outsiders except as a routine and controlled response to credit inquiries upon the customer's written authorization or in response to service of legal process. Use of confidential information for personal gain is improper and may violate the Company's Securities Trading Policy and insider trading laws. See Securities Trading on Inside Information, section I.3.

20.  DISCLOSURE OF INFORMATION ON COMPANY BUSINESS OPPORTUNITIES

     Opportunities for business development and growth are among our Company's most valuable assets. Complete information on customer relationships is critical to realizing the value of those assets. All customer information known to you that may affect a Company transaction or business opportunity must be made available to your supervisor, Senior Manager or other appropriate Company decision maker.

21.  PROTECTION OF CONFIDENTIAL INTERNAL INFORMATION

     Information concerning internal Company matters such as business plans, forecasts, decisions, customer lists, statistical information, operational procedures and policies, internal reports, interest rates and other pricing information, forms, contractual relationships with customers and staffing matters is confidential. You may not use or disclose such information for private gain. Except in response to legal process, release or disclosure of such information to persons outside the Company must first be approved by the Managing Committee. Examination reports of bank regulatory agencies are the property of those agencies and are strictly confidential. You are prohibited from giving information from those reports to anyone not officially connected with the examined bank.

22.  PROTECTION OF STAFF MEMBER INFORMATION

     You must refer requests from outside the Company for information regarding past, present or prospective staff members to the Human Resources Division for response. Within the Company information concerning staff members should be shared only with those who require the information to perform their duties. You are responsible for safeguarding the confidentiality of information you have concerning any staff members you supervise.

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                    IV. CONDUCTING COMPANY BUSINESS PROPERLY

23.  RELATIONSHIPS WITH COMPETITORS

     You must act ethically towards our competitors. You must not disseminate gossip, rumors or false and disparaging statements concerning a competitor or engage in any other unfair actions intended to wrongfully damage a competitor.

24.  SOLICITATION OR DISTRIBUTION OF LITERATURE

     You may not permit the distribution of literature or circulation of petitions or solicitation of staff members or customers by outsiders during working or non-working hours, in public or nonpublic areas of the Company. The time, place and manner in which you as a staff member may distribute literature or solicit other staff members on Company premises is also strictly circumscribed to prevent interference with our operations. You may not use the internal mail or electronic mail systems to distribute or circulate written or printed material for any purpose other than carrying out Company business. For detailed guidelines on solicitations and related activities and information on Company sponsored solicitations such as United Way, refer to SPM, HR10-60

25.  USE OF THE COMPANY LETTERHEAD

     Company letterhead identifies the content of a letter with the Company. You may use it only for Company matters. You may not use letterhead for personal or non-official correspondence.

26.  ELECTRONIC COMMUNICATIONS

     All electronic and telephonic communication systems (including Internet and network access, facsimiles, telecopiers, computers, copy machines and other software or business equipment) are the property of the Company, as are all communications and information transmitted by, received from, or stored in these systems and all system pass codes. The systems, system information and communications and system pass codes are to be used strictly in accordance with Company policies and procedures and solely for job-related purposes. Messages received by you via these systems should only be disclosed to or discussed with individuals who have a need to know such information. You may not use a code, access a file, or retrieve any stored communication unless authorized to do so by the Company. You may not use a pass code that has not been issued to you or that is unknown to the Company.

     You should have no expectation of privacy when transmitting, using, or storing information with these systems, including telephonic, e-mail or voice-mail messages. You may not use these systems in a way that disrupts or offends others. For example, the use of these systems to make discriminatory or harassing statements, vulgarities, obscenities, or disparaging comments is strictly prohibited.

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
     Additionally, these systems may not be used to solicit or communicate with others in violation of the Company's solicitation policies. To ensure use that is consistent with the Company's legitimate business interests, authorized Company representatives may monitor use of electronic and telephonic communications systems and business equipment from time to time, and may access, retrieve, print, read, copy and preserve all e-mail, voicemail, telephonic or other electronic communications entering, leaving, or stored in these systems.

27.  CLEARANCE OF STATEMENTS BEFORE PUBLIC RELEASE AND THE USE OF COMPANY NAME

     The Company wishes to be identified with progressive undertakings that benefit the communities we serve. At the same time, we must be sensitive to public opinion. Use of the Company's name in a particular circumstance must be appropriate. You may not lend the Company's name to an undertaking or state the Company's position in speeches, interviews, statements to the press, written articles or other public communication unless the matter has first been cleared through Corporate Communications Department-Marketing Division or a member of the Managing Committee.

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                   V. CONDUCTING OUTSIDE ACTIVITIES PROPERLY

28.  OUTSIDE EMPLOYMENT

     Due to possible conflicts of interest and the potential for interference with your job, you may not undertake outside employment (including self-employment and acting as a personal representative or other fiduciary for any person other than a family member) without prior written approval of Human Resources Division and the concurrence of your supervisor. In no case may you be employed by another financial services provider, including a bank, a real estate or securities brokerage firm, an appraisal firm, an insurance company or agency or another type of financial institution.

29.  INVESTMENT IN BUSINESS OF CUSTOMERS, SUPPLIERS OR COMPETITORS

     Neither you nor any member of your family residing with you may without written disclosure to the Company hold a material investment, including any direct or indirect financial interest, in the business of a customer, supplier or competitor of the Company. A "material investment" as used in this paragraph is an investment that exceeds (a) five percent of the gross assets of a closely-owned business; (b) 0.10 percent of the estimated value of the equity securities of a publicly-traded company; or (c) five percent of the net worth of you and your immediate family. You must disclose a material investment to your supervisor and Senior Manager in writing.

30. DIRECTORSHIP ON BOARDS OF FOR-PROFIT COMPANIES AND INVOLVEMENT IN NON-PROFIT ORGANIZATIONS

     Due to possible conflict of interests and the potential for interference with your job, you may not act as a director of an outside for-profit company. Exceptions to this policy must first be approved in writing by the Managing Committee. You are encouraged as a good private citizen to take an active part in non-profit organizations such as civic organizations, improvement associations, service clubs, churches and similar organizations. Prior approval is not required for volunteer work you do or positions you hold in non-profit organizations. However, the time you spend pursuing these interests should not interfere with your job. In addition, when acting in a private capacity you should clearly distinguish your personal views from the Company's views and avoid taking controversial positions that may be incorrectly attributed to the Company.

31.  POLITICAL CONTRIBUTIONS AND ACTIVITIES

     You are encouraged as a good private citizen to support political candidates or parties of your choice by donating your own time or money. However, you may not under any circumstances make any direct or indirect political contribution of Company funds or other property or otherwise permit the use of Company resources for political purposes.

     You may not take time away from work for political activities unless you first obtain written approval from the Director of Human Resources Division with the concurrence of your supervisor.

32.  PARTICIPATION IN PUBLIC OFFICE OR ON PUBLIC BOARDS

     Due to possible conflicts of interest and the potential for interference with your job, you may not seek election to a public office or accept appointment to a public commission or board without the prior written approval of the Managing Committee with the concurrence of your supervisor. If you seek office or accept an appointment, you do so as an individual and not as a representative of the Company.

                       VI. HANDLING YOUR FINANCES PROPERLY

33.  PERSONAL BORROWING AND LENDING

     You are encouraged to meet your borrowing needs by applying to one of our lending subsidiaries and taking advantage of special loan programs offered to staff members. You may not lend to or borrow from other staff members. You may not borrow from a supplier or customer, except through the use of a customary retail charge account. You may of course borrow from another bank or financial institution, but you may not accept favored treatment as to interest rate, maturity, security, repayment terms or any other provisions.

34.  MARGIN ACCOUNTS

     The Company neither encourages nor discourages staff members' use of margin accounts. Prior written approval of the Director of Human Resources Division is required. Any staff member considering the use of such an arrangement should carefully evaluate the risks involved in leveraging investments subject to volatile changes in market value. This subject is treated in more detail in SPM 40-50.

35.  MEETING YOUR FINANCIAL OBLIGATIONS

     You are expected to manage your personal finances properly and to meet your financial obligations promptly. Failure to do so undermines your credibility and that of the Company. Your precarious financial condition could be thought to influence actions or judgments you make on behalf of the Company. If you repeatedly overdraft your Company accounts, you will be asked to close them. If you fail to cure delinquencies on Company accounts or if you cause the Company to incur a loss, your employment may be terminated.

                      VII. DEALING WITH OTHER/STAFF MEMBERS

36.  STAFF MEMBER RELATIONS

     You are expected to treat other staff members with courtesy, respect and understanding. You are expected to discuss job-related problems openly with your supervisor or the Human Resources Division, and you are expected to cooperate in resolving differences fairly and promptly.

37.  EQUAL EMPLOYMENT OPPORTUNITY AND AFFIRMATIVE ACTION

     We are committed to fully complying in letter and spirit with all Equal Employment Opportunity and Affirmative Action laws and regulations. Our staff member relations in all respects are to be conducted without regard to race, color, religion, sex, national origin, ancestry, age, disability, sexual orientation, marital status, or veteran status or other prohibited basis. Sexual harassment, ancestry harassment or other harassment of staff members is unethical and in some cases unlawful and is not tolerated at the Company. For a fuller statement of our policy concerning these matters, refer to SPM, HR10-15.

                                VIII. APPENDICES

                     A. GUIDELINES FOR APPROPRIATE CONDUCT

The following list gives examples of misconduct that may result in discipline, up to and including involuntary termination of your employment with the Company. By listing examples, the Company does not intend to preclude its ability to take appropriate disciplinary action in situations not listed. Nor does it intend to create or confer contractual rights that limit or modify your at-will employment status. As an at-will staff member, either you or the Company may terminate your employment at any time with or without cause or reason and with or without notice. Unacceptable misconduct includes:

     o    violating a law or regulation relating to the business of the Company;

     o    being excessively absent or tardy;

     o being insubordinate or refusing to perform work assigned or to carry out instructions of a supervisor or manager;

     o falsifying or omitting to make pertinent entries upon Company records, including applications for employment, accounting, personnel and payroll records;

     o lying, concealing relevant information, failing to cooperate with Company investigations, or falsifying or refusing to give testimony;

     o committing embezzlement, check kiting, or other theft or otherwise acting dishonestly;

     o making false or malicious statements about other staff members, the Company or our services;

     o carrying or using firearms or weapons of any kind on Company premises or in the course of Company business;

     o possessing or using illegal drugs or intoxicating liquor on Company premises or in the course of Company business, reporting for duty under the influence of illegal drugs or intoxicating liquor or otherwise violating our Substance Abuse Policy;

     o making unauthorized or excessive use of or willfully damaging Company property or equipment;

     o failing to repay obligations you owe to the Company in timely fashion, causing loss to the Company or otherwise mishandling your personal finances;

     o    gambling on Company premises or through the use of Company facilities;

     o fighting, assaulting, threatening, harassing or injuring another person;

     o    violating any provision of this Code; or

     o engaging in any other unlawful, immoral, indecent or improper conduct that adversely affects your ability to perform your job or the Company's operations, reputation or goodwill.

                         B. ADMINISTRATION OF THE CODE -
               VIOLATIONS, INVESTIGATION AND DISCIPLINARY ACTION

You must report immediately to your supervisor any knowledge of or any request or directive to engage in any of the following:

o any act which appears to be a violation of the Code or otherwise improper or illegal;
o    any improper entry on the Company's records or reports;
o    any omission of an entry that should be made;
o any suppression of or failure or refusal to disclose any information that may harm the Company or may suggest a violation of law; or
o    any improper disclosure of confidential information.

If you are not comfortable reporting the matter to your supervisor or believe that your supervisor has not dealt with the matter properly, you should raise the matter with your department, division or group manager or with Human Resources Staff Advisory. Refer to the Appendix of Numbers to Call.

You will not be disciplined or retaliated against for acting in good faith to report a violation or potential violation. Regardless of how the report is made, the Company's policy is to investigate and inform you of the outcome.

Disciplinary action will be taken against those who:

o    violate the Code,
o    withhold information concerning reported violations,
o retaliate or encourage others to retaliate against a staff member who in good faith reports a violation,
o    contribute to a violation through your supervisor or lack of diligence, or
o    make false or bad faith reports of violations.

                               C. NUMBERS TO CALL

Human Resources Division - Staff Advisory:        808-537-8840

Legal Division Response Line:                     808-537-8875

Pacific Century Compliance Department:            808-537-8522

[PACIFIC CENTURY TRUST LOGO]                              INTERNAL COMMUNICATION


DATE:          October 1, 1997

TO:            Access Person - "Code of Ethics"

FROM:          William Barton

SUBJECT:       Pacific Century Trust Code of Ethics

================================================================================

Pacific Century Trust has adopted and is operating under the Pacific Capital Funds Code of Ethics and the Cash Assets Trust Code of Ethics which have been written in accordance with Rule 17j-I(b) under the Investment Company Act of 1940. You have been identified as an "Access Person" as stated in the codes. Attached are the Code of Ethics and copies of reporting forms.

Please read the Code of Ethics carefully and comply fully. By signing below, you certify that you have read and understand the Code of Ethics and recognize that you are subject thereto. You also certify that you will comply with the requirements of the Code of Ethics and that you will disclose or report all Personal Securities Transactions required to be disclosed or reported pursuant to the requirements of the Code of Ethics. As a note, you will need to certify compliance on an annual basis.

The "Review Officer" as referred to in the Code of Ethics will be either myself or David Zerfoss. In the event that both of us are unavailable, the Investment Group Team Leaders will act as "Review Officer".

Please return a signed copy of this memo to Cindy Hanscam.

If you have any questions, please see me or David.

                                                      /s/ William Barton
                                                      --------------------------

Attachments


Acknowledged by:
                    --------------------------
                            Signature


                    --------------------------
                            Print Name


                    --------------------------
                            Department


                    --------------------------
                                Date

                          [PACIFIC CENTURY TRUST LOGO]

                                QUARTERLY REPORT
                      OF PERSONAL SECURITIES TRANSACTIONS

 TRANSACTION    TRADE                                        PRINCIPAL
(BUY OR SELL)   DATE        SECURITY NAME         SHARES       AMOUNT      PRICE      BROKER

-------------   -----   -----------------------  --------   ----------    -------   ----------

-------------   -----   -----------------------  --------   ----------    -------   ----------

-------------   -----   -----------------------  --------   ----------    -------   ----------

-------------   -----   -----------------------  --------   ----------    -------   ----------

-------------   -----   -----------------------  --------   ----------    -------   ----------

-------------   -----   -----------------------  --------   ----------    -------   ----------

-------------   -----   -----------------------  --------   ----------    -------   ----------

-------------   -----   -----------------------  --------   ----------    -------   ----------

-------------   -----   -----------------------  --------   ----------    -------   ----------

-------------   -----   -----------------------  --------   ----------    -------   ----------

-------------   -----   -----------------------  --------   ----------    -------   ----------

-------------   -----   -----------------------  --------   ----------    -------   ----------


I hereby certify that the above transactions are in accordance with the Code of Ethics adopted by Pacific Century Trust.

If no reportable transactions were made during the quarter, please write "none" in the first blank and sign below.


                                                    ----------------------------
                                                      Signature:


                                                    ----------------------------
                                                                Date


                                                    ----------------------------
                                                             Department

*Pursuant to the Code of Ethics, please submit this report within 10 calendar days after the end of each calendar quarter to Cindy Hanscam.


Revised 11/3/97

                          [PACIFIC CENTURY TRUST LOGO]


                                 "PRECLEARANCE"
                      OF PERSONAL SECURITIES TRANSACTIONS

                                                                                FOR REVIEW OFFICER USE
                                                                               -------------------------
                                                                SHORT-TERM       DURING      EXEMPTION
                                                                  TRADE         BLACKOUT       CODE
 TRANSACTION                                                      W/GAIN?       PERIOD(S)?  (SEE BELOW)
(BUY OR SELL)   TRADE DATE       SECURITY NAME         SHARES      (Y/N)         (Y/N)      OR "DENIED."

-------------   ----------   ----------------------   --------  ----------     -----------  ------------

-------------   ----------   ----------------------   --------  ----------     -----------  ------------

-------------   ----------   ----------------------   --------  ----------     -----------  ------------

-------------   ----------   ----------------------   --------  ----------     -----------  ------------

-------------   ----------   ----------------------   --------  ----------     -----------  ------------

-------------   ----------   ----------------------   --------  ----------     -----------  ------------

-------------   ----------   ----------------------   --------  ----------     -----------  ------------

-------------   ----------   ----------------------   --------  ----------     -----------  ------------

-------------   ----------   ----------------------   --------  ----------     -----------  ------------

-------------   ----------   ----------------------   --------  ----------     -----------  ------------

Exemption Codes:       A = Transaction unlikely to affect a highly institutional
                           market
                       B = Transaction not related economically to securities
                           being traded in the funds
                       C = Other (Explain in white space below)

Exemptions must be requested in writing. If the trade is rejected for any reason, you can request an exemption in writing by resubmitting the form with an explanation of why an exemption should be granted. Exemptions are intended to be exceptions, and repetitive exemptive applications with respect to any one individual will not be well received.

I hereby certify that the above actions are in accordance with the Code of Ethics adopted by Pacific Century Trust. These transactions will be reported in full detail on the next due Quarterly Personal Transactions Report.


                                                  ------------------------------
                                                          Print Name


                                                  ------------------------------
                                                           Signature


                                                  ------------------------------
                                                              Date


                                                  ------------------------------
                                                            Department


                                                  ------------------------------
                                                  Approved by               Date


Revised 11/03/97

                          [PACIFIC CENTURY TRUST LOGO]


                  ANNUAL LIST OF PERSONAL SECURITIES HOLDINGS
                        AND CERTIFICATION OF COMPLIANCE

                      SECURITIES HELD AS OF ____________:


-------------------------------------    ---------------------------------------

-------------------------------------    ---------------------------------------

-------------------------------------    ---------------------------------------

-------------------------------------    ---------------------------------------

-------------------------------------    ---------------------------------------

-------------------------------------    ---------------------------------------

-------------------------------------    ---------------------------------------

-------------------------------------    ---------------------------------------

-------------------------------------    ---------------------------------------

-------------------------------------    ---------------------------------------

-------------------------------------    ---------------------------------------

-------------------------------------    ---------------------------------------

-------------------------------------    ---------------------------------------

-------------------------------------    ---------------------------------------

By signing below, I re-certify that I have read and understand the Code of Ethics adopted by Pacific Century Trust and recognize that I am subject hereto. I also certify that I have complied with the requirements of the Code and that I have disclosed or reported all Personal Securities Transactions required to be disclosed or reported pursuant to the requirements of the Code of Ethics.


                                                  ------------------------------
                                                           Print Name


                                                  ------------------------------
                                                            Signature


                                                  ------------------------------
                                                            Department


                                                  ------------------------------
                                                              Date


Revised 9/26/96